Exhibit 10.41

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Execution Version

MASTER REPURCHASE AGREEMENT

THIS MASTER REPURCHASE AGREEMENT, dated as of March 24, 2015, is by and between GUILD MORTGAGE COMPANY, a California corporation (“GMC”) GUILD MORTGAGE COMPANY, LLC, a Delaware limited liability company (“GMCLLC”; GMC and GMCLLC are collectively called the “Sellers”, and each, a “Seller” provided that each obligation of the Sellers hereunder shall be a joint and several obligation of each of them), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Buyer”).

Preliminary Statement

The Sellers and the Buyer have specifically agreed and hereby specifically declare that it is their intention that this Master Repurchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) and the purchases of Eligible Mortgage Loans made pursuant to it are to be treated as repurchase transactions under the Title 11 of the United States Code, as amended (the “Bankruptcy Code”), including all rights that accrue to Buyer by virtue of sections 559, 561 and 562 of the Bankruptcy Code. This Agreement also contains lien provisions with respect to the Purchased Mortgage Loans so that if, contrary to the intent of the parties, any court of competent jurisdiction characterizes any Transaction as a financing, rather than a purchase, under applicable law, including the applicable provisions of the Bankruptcy Code, the Buyer is deemed to have a first priority perfected security interest in and to the Purchased Mortgage Loans to secure the payment and performance of all of the Sellers’ Obligations under this Agreement.

NOW, therefore, the parties to this Agreement agree as follows:

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Additional Purchased Mortgage Loans” is defined in Section 4.3(a).

“Adjusted Leverage Ratio” means on any date of determination, the ratio of (a) Adjusted Total Liabilities, to (b) Adjusted Tangible Net Worth.

“Adjusted Net Income” means net income of the Sellers determined in accordance with GAAP, adjusted to subtract any gains or add any losses, as applicable, in the value of Servicing Rights owned by the Sellers, to the extent such gains or losses in the value of Servicing Rights are included in the calculation of net income.

“Adjusted Tangible Net Worth” shall mean (a) total members’ equity in GMCLLC (including membership interests, additional paid-in capital, and retained earnings), on a consolidated basis; less all of the following: (i) any advances or loans to shareholders, members, officers or Affiliates by the Sellers, (ii) investments by the Sellers in Affiliates, (iii) assets pledged by the Sellers to secure any liabilities not included in the Indebtedness of the Sellers, (iv) any other assets of the Sellers that would be treated as intangibles under GAAP, including, without limitation, all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and unamortized deferred charges; and (v) any other assets deemed unacceptable by the Buyer in its sole discretion, plus (b)

Subordinated Debt. In determining assets of the Sellers, capitalized servicing rights shall be included in an amount equal to the lesser of market value or value determined in accordance with GAAP.

“Adjusted Total Liabilities” means at any time of determination, the sum of (a) the amount, on a consolidated basis, of the liabilities of the Sellers and the Subsidiaries, determined in accordance with GAAP, plus (b) all obligations of the Sellers and the Subsidiaries on “off-balance sheet” transactions, including mortgage purchase programs (except for ultimate sale of mortgage loans) and purchase agreements with repurchase obligations (other than conventional representations and warranties).

“Adverse Event” means the occurrence of any event that could have material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Sellers and the Subsidiaries as a consolidated enterprise or on the ability of the Sellers or any other party obligated thereunder to perform its obligations under the Related Documents.

“Affiliate” means any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Sellers, (b) which beneficially owns or holds [***] or more of the equity interest of the Sellers; or (c) [***] or more of the equity interest of which is beneficially owned or held by the Sellers or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agencies” means any of Freddie Mac, Fannie Mae and GNMA, with which the Sellers maintain a relationship as lender, seller/servicer or otherwise.

“Aggregate Purchase Sublimits” shall have the meaning set forth in, and shall be calculated as provided in, Section A-3 of Exhibit A.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Sellers or the Subsidiaries from time to time concerning or relating to bribery or corruption.

“Approved Investor” means any of the Agencies, any of the Persons listed in Exhibit B hereto, or any other Person which is acceptable to the Buyer, in its sole discretion (which acceptance shall be in writing but need not be in the form of an amendment to such Exhibit B); provided, that at any time by written notice to Sellers, the Buyer may disapprove any Approved Investor in its sole reasonable discretion and upon receipt of such notice, the Persons named in the Buyer’s notice shall no longer be Approved Investors from and after the date of the receipt of such notice.

“Asset Value” shall have the meaning for any Mortgage Loan set forth in Exhibit A.

“Authorized Representatives” means the employees or officers of the Sellers designated to the Buyer from time to time by the Sellers, which shall give and receive notices and communications, and shall otherwise deal with the Buyer, under this Agreement.

“Available Transactions” means the sum of:

(a) the remainder of (i) the amount of the full Purchase Price that the Sellers would be permitted to request in accordance with the provisions of Section 2.1 hereof for Open Transactions, including amounts that the Sellers could request to be returned from the Buyer under the proviso to Section 2.1(b), minus (ii) the actual Purchase Price of Open Transactions;

plus

(b) the additional amounts that the Sellers would be able to borrow, or request as additional purchase price, under all committed (and not discretionary) warehousing loan agreements and repurchase agreements other than this Agreement, based on the excess of the borrowing value of Mortgage Loans constituting collateral under (or purchased under) each such warehousing agreement over the amount actually outstanding under each such warehousing agreement.

“Bailee Letter” means a letter from the Buyer to an Approved Investor or its custodian pertaining to sale of Purchased Mortgage Loans to such Approved Investor, accompanying delivery of certain Purchased Mortgage Documents, which shall be acceptable to the Buyer in form and substance, which may be in the form of Exhibit C hereto or such other form as the Buyer may use for such purpose from time to time.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday in the States of Colorado or Minnesota) on which national banks are permitted to be open in Denver, Colorado, Minneapolis, Minnesota and New York, New York, and, with respect to determining LIBOR-based Price Differential, a day on which dealings in Dollars may be carried on by the Buyer in the interbank eurodollar market.

“Compliance Certificate” means a certificate in the form of Exhibit D.

“Default” means any event which, with the giving of notice to the Sellers or lapse of time, or both, would constitute an Event of Default.

“Deposit Accounts” means all now existing or hereafter acquired cash delivered to or otherwise in the possession of the Buyer or its agents, bailees or custodians or designated on the books and records of the Sellers as assigned and pledged to the Buyer, including, without limitation, the Funding Account, Settlement Account, Operating Account, Income Account and all deposits in the Funding Account, Settlement Account, Operating Account and Income Account, and all operating and other accounts, other than any escrow or trust account (including the Escrow Account).

“Delivered Mortgage Documents” is defined in Section 4.8.

“Distributions” means payments by the Sellers of distributions or dividends to the owners of its equity interests, and payments by the Sellers to redeem, repurchase, defease or otherwise acquire or retire for value any such equity interests.

“Document Release Request” means a written request and trust receipt substantially in the form of Exhibit E (or in such other form as shall be acceptable to the Buyer) for the Buyer’s release to the Sellers or its designee identified in such request of the Delivered Mortgage Documents specified in such request.

“Electronic Tracking Agreement” means the Electronic Tracking Agreement, on the form attached as entered among the Sellers, the Buyer, MERS, and MERSCORP from time to time.

“Eligible Mortgage Loan” shall have the meaning set forth in Section A-6 of Exhibit A.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Sellers is a member and which is treated as a single employer under Section 414 of the Code.

“Escrow Account” means a deposit account established by the Sellers with the Buyer, or other bank acceptable to the Buyer, into which the proceeds of payment of any tax, insurance or other escrow in respect of Purchased Mortgage Loans shall be deposited, which such be subject to the control of the Buyer.

“Event of Default” means any event described in Section 10.1.

“Fannie Mae” means Fannie Mae and any successor thereto.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or an successor thereto.

“FHA” means the Federal Housing Administration and any successor thereto.

“FHA Loan” means a Mortgage Loan, payment of which is insured by FHA or with respect to which there is a current, binding and enforceable commitment for such insurance issued by the FHA or its delegated underwriter.

“Freddie Mac” means Freddie Mac and any successor thereto.

“Funding Account” means the non-interest bearing demand checking account, currently numbered [***], as such account may be renumbered or replaced from time to time, established by the Sellers with the Buyer which shall be under the control of the Buyer and into which the proceeds of Transactions shall be deposited and from which funds shall be disbursed subject to the requirements of this Agreement.

“GAAP” means generally accepted accounting principles as applied in the preparation of the audited financial statement of the Sellers referred to in Section 7.5.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“HUD” means the U.S. Department of Housing and Urban Development and any successor thereto.

“HUD Compare Ratio” means the ratio (expressed as a percentage) of (a) the Sellers’ percentage of delinquencies, defaults and claims (“Delinquencies”) under the FHA single family mortgage insurance program, to (b) the percentage of Delinquencies in respect of Mortgage Loan originations under the FHA single family mortgage insurance program in the same time period for all types of loans as determined by the Buyer from time to time based on publications by HUD or otherwise. The HUD Compare Ratio shall be determined based on Delinquencies during the first two years after origination, provided, that if the Buyer determines that HUD has adopted a policy of taking actions based on Delinquencies during the first year after origination, the Buyer may, by written notice to the Sellers require the Sellers to report both one year and two year Delinquencies, and the HUD Compare Ratio shall be the higher of the ratios for such first year or first two years. In the event of changes in the way that the HUD Compare Ratio is reported, this definition may be amended by notice by the Sellers to the Buyer.

“Income Account” means a deposit account established by the Sellers with the Buyer, or other bank acceptable to the Buyer, into which the proceeds of payment of any Purchased Mortgage Loans (including interest and principal) shall be deposited, which such be subject to the control of the Buyer.

“Indebtedness” means, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except trade accounts payable arising in the ordinary course of business, (d) any obligation as lessee under any capitalized lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit; (g) net liabilities under any interest rate swap, collar or other interest rate hedging agreement, and (h) repurchase obligations under any agreement respecting sale of assets (except for customary representations and warranties under non-recourse sale agreements) including this Agreement. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

“Ineligible Mortgage Loan” shall have the meaning set forth in Exhibit A.

“Investor Commitment” means a written commitment, in form and substance satisfactory to the Buyer, issued in favor of the Sellers by an Approved Investor pursuant to which that Approved Investor commits to purchase Mortgage Loans, subject to no condition which cannot be reasonably anticipated to be satisfied before its expiration.

“LIBOR rate” is determined under Section 3.1(a).

“Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under capitalized leases and the interest of a vendor under any conditional sale or other title retention agreement).

“Liquid Assets” means the Sellers’ unrestricted and unencumbered assets consisting of (a) cash, (b) deposits in United States banks, net of all outstanding unpaid checks, drafts and similar items, (c) investment grade commercial paper, (d) money market funds, (e) securities traded on a national exchange and acceptable to the Buyer, (f) Available Transactions, and (g) other assets acceptable to the Buyer as Liquid Assets, as designated to the Sellers in writing from time to time.

“Margin Call” is defined in Section 4.3(a).

“Margin Deficit” is defined in Section 4.3(a).

“Market Value” shall mean, at any date, with respect to any Mortgage Loans, the current market value of such items determined by the Buyer at its discretion. In determining such value, the Buyer may apply, at its discretion: (a) market bid quotations of dealers making a market in such items, (b) published services, including the Telerate screen, if available for such items, (c) appraisals or reports of independent consulting firms acceptable to the Buyer, adjusted by the Buyer to reflect ranges of values presented by such appraisals or reports, weighted average prices, and changes in market conditions after the dates of such appraisals or reports, and (d) any other factor or adjustment deemed relevant by the Buyer.

“MERS” means Mortgage Electronic Registration Systems, Inc.

“MERS Agreements” means the Electronic Tracking Agreement and any other agreement, document or instrument setting forth the terms of or otherwise affecting the MERS System and the Sellers’ membership in MERSCORP.

“MERSCORP” means MERSCORP. Inc.

“MERS System” means MERSCORP’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual in the form attached to the Electronic Tracking Agreement, as amended from time to time.

“Mortgage” means a mortgage or deed of trust which constitutes a first- or second-priority Lien on improved property containing one-to-four family residences.

“Mortgage Loan” means a loan secured by a Mortgage.

“Mortgage Loan Detail Report” means a schedule of information on Mortgage Loans requested to be funded by Purchases hereunder, substantially in the form of that included in Exhibit F, which may be delivered by electronic mail.

“Mortgaged Property” means the property, real, personal, tangible or intangible, securing a Mortgage Loan.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Obligations” means any and all Indebtedness, obligations and liabilities of the Sellers to the Buyer (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred) arising out of or related to this Agreement, the other Related Documents, or any of them.

“Open” means, in respect of any Transaction hereunder, that the Buyer has made a Purchase of Mortgage Loans and such Mortgage Loans have not been Repurchased by the Sellers hereunder or sold to an investor under an Investor Commitment or otherwise.

“Operating Account” means the Sellers’ operating account or accounts maintained with the Bank, with the current Operating Account being numbered [***], and any additional or successor operating account or accounts, which shall not include any escrow account or other special purpose account.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee benefit plan or other plan, maintained for employees of the Sellers or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

“Price Differential” means, for any Transaction hereunder, the aggregate amount obtained by daily multiplication of the Pricing Rate for such Transaction for that day by the Purchase Price for such Transaction commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination of the Price Differential, reduced by any amount of such Price Differential previously paid by the Sellers to the Buyer in respect of such Transaction.

“Pricing Rate” means the rates set forth in Section 3.1(a) and (b).

“Prime Rate” means the rate of interest from time to time announced by the Buyer as its “prime rate.” For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.

“Purchase” means a purchase by the Buyer of Mortgage Loans from the Sellers as provided in this Agreement.

“Purchase Commitment” means the agreement of the Buyer to Purchase Mortgage Loans from the Sellers subject to the terms and conditions of this Agreement.

“Purchase Commitment Amount” means the maximum Purchase Price for all Open Transactions, other than Transactions constituting Discretionary Purchases, which may from time to time be outstanding, being [***], as such amounts may be reduced from time to time pursuant to Section 2.3.

“Purchase Date” means, in respect of any Transaction, the date of purchase by the Buyer of the Mortgage Loans from the Sellers.

“Purchase Price” means (a) on the Purchase Date, the price at which the Purchased Mortgage Loans in a Transaction are sold by the Sellers to the Buyer, such price not exceeding the Purchase Value of the Purchased Mortgage Loans, and (b) thereafter, the Purchase Price on the Purchase Date less the amount of any cash prepayment or payment of principal transferred in respect of such Purchased Mortgage Loan and Transaction (as determined by the Buyer) by the Sellers to the Buyer pursuant to Section 4.3 or 4.4. Purchase Price may be determined for a specific Purchased Mortgage Loan or for a Transaction involving Purchase of multiple Mortgage Loans, as indicated in this Agreement.

“Purchase Value” shall have the meaning set forth in, and shall be calculated as provided in, Section A-2 of Exhibit A.

“Purchased Mortgage Documents” means the documents listed on Exhibit G, and shall include the Principal Purchased Mortgage Documents and the Other Purchased Mortgage Documents (as defined in such Exhibit).

“Purchased Mortgage Loans” means the Mortgage Loans purchased by the Buyer under this Agreement or delivered as Additional Purchased Mortgage Loans as provided in Section 4.3, and in either case not Repurchased by the Sellers or sold to an investor under an Investor Commitment or otherwise including, without limitation, all Mortgage Loans described in any Transaction Confirmation, Mortgage Loan Detail Report or other document delivered to the Buyer and all Wet Loans described in any

Transaction Confirmation or Mortgage Loan Detail Report delivered to the Buyer, and in addition, the following property, assets and rights pertaining or related to each Purchased Mortgage Loan:

(a)  All Purchased Mortgage Documents related to such Purchased Mortgage Loan (whether or not delivered to the Buyer) and all additional promissory notes, mortgages, deeds of trust, or other security instruments and documents evidencing or securing such loans, which from time to time are delivered or deemed to be delivered to the Buyer (including delivery to a third party on behalf of the Buyer) come into the possession, custody or control of the Buyer;

(b)  Any mortgage-backed securities which are from time to time created in whole or in part on the basis of such Purchased Mortgage Loan prior to payment of the Repurchase Price amount for such Purchased Mortgage Loan;

(c)  All Servicing Rights in respect of such Purchased Mortgage Loan, including, without limitation, all rights to service, administer and/or collect such Purchased Mortgage Loan, and all rights to the payment or collection of monies under such Servicing Rights on account of servicing, administration or collection activities;

(d)  All private mortgage insurance and all commitments issued by the FHA or VA to insure or guarantee such Purchased Mortgage Loan;

(e)  All rights to deliver such Purchased Mortgage Loan to any other Person, including without limitation all Investor Commitments covering such Purchased Mortgage Loan, all proceeds resulting from the sale of such Purchased Mortgage Loan, all accounts maintained with broker-dealers by the Sellers for the purpose of carrying out transactions under Investor Commitments and all futures and futures options transactions involving such Purchased Mortgage Loan;

(f)  All personal property, contract rights, servicing and servicing fees and income or other proceeds, amounts and payments payable to the Sellers as compensation or reimbursement, accounts and general intangibles of whatsoever kind relating to such Purchased Mortgage Loan and Servicing Rights, and all other documents or instruments relating to the Purchased Mortgage Loan and Servicing Rights, including, without limitation, any interest of the Sellers in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to such Purchased Mortgage Loan;

(g)  All right to payment of the Purchased Mortgage Loans and all rights of the Sellers in respect of tax, insurance and other escrow payments and the Escrow Account, and all accounts to which such payments and other proceeds of the Purchased Mortgage Loans or proceeds of servicing of the Purchased Mortgage Loans are deposited, including the Income Account and the Escrow Account;

(h)  All right, title and interest of the Sellers in and to all documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of such Purchased Mortgage Loan) and other information and data of the Sellers relating to such Purchased Mortgage Loan; and

(i)  All proceeds of the Purchased Mortgage Loans, including all rights to payment with respect to any cause of action affecting or relating to Purchased Mortgage Loans or proceeds thereof.

“Related Documents” mean this Agreement, each subordination agreement respecting any Subordinated Debt, and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Sellers or any guarantor or party granting security interests in connection with this Agreement, the Transactions or any collateral for the Transactions.

“Repurchase” means a repurchase by the Sellers of Purchased Mortgage Loans from the Buyer as provided in this Agreement.

“Repurchase Date” means the date on which Sellers Repurchase a specified Purchased Mortgage Loan from the Buyer, with such Repurchase being the earliest of (a) the date that an Approved Investor purchases such Purchased Mortgage Loan, (b) the date (if any) specified in the related Transaction Confirmation. (c) the day that any Purchased Mortgage Loan shall become an Ineligible Mortgage Loan, unless the Sellers shall pay to the Buyer the amount provided in Section 4.3 on such event. and (d) for all Purchased Mortgage Loans, the Termination Date.

“Repurchase Price” means the price at which Purchased Mortgage Loans are to be resold by the Buyer to the Sellers upon termination of a Transaction, which will be equal to: (a) prior to occurrence of an Event of Default, the sum of (i) the Purchase Price of such Purchased Mortgage Loans plus (ii) any accrued and unpaid Price Differential on such Purchase Price as of the date of such determination; or (b) after occurrence of an Event of Default, the greatest of (i) the amount calculated in subparagraph (a) above in this definition, (ii) the amount which the Approved Investor has committed to pay for such Mortgage Loan pursuant to an Investor Commitment, (iii) the Market Value of such Mortgage Loan; or (iv) the full amount actually realized in a sale of such Mortgage Loan (including sale under any Investor Commitment).

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU Member State, (b) any Person or group operating, organized or resident in a Sanctioned Country to the extent such Person is subject to Sanctions, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sellers” has the meaning set forth in the first paragraph of this Agreement and any reference to “Sellers” shall be deemed a reference to both the Sellers together and to each Seller separately; an example being that each reference to the “Sellers’ liabilities” shall mean both the Sellers’ joint liabilities and the liabilities of each Seller considered separately.

“Servicing Rights” means all rights to service and to be compensated for servicing Mortgage Loans from time to time and all related accounts, general intangibles, rights, interests and proceeds pursuant to agreements with investors or other holders of Mortgage Loans.

“Settlement Account” means the non-interest bearing demand checking account established by GMC with the Buyer, currently numbered [***] (as re-numbered from time to time) which shall be under the control of the Buyer and into which the proceeds of sale or disposition of Purchased Mortgage Loans shall be deposited and disbursed by direction of the Buyer to be applied to the Obligations or remitted to the Sellers.

“Subsidiary” means any Person of which or in which the Sellers and their other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation or a limited liability company, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity or membership interest if it is a limited liability company, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

“Subordinated Debt” means all Indebtedness of the Sellers for borrowed money that is evidenced by a note or subject to an agreement (a Subordination Agreement”) with the Buyer containing subordination terms, or subject to a subordination agreement containing subordination terms (including preference on liquidation or bankruptcy, permitted payments, tenor and other terms) that are satisfactory to the Buyer in its sole discretion. All Subordinated Debt shall mature not earlier than 180 days after the Termination Date.

“Termination Date” means the earliest of (a) March 23, 2016, (b) the date on which the Purchase Commitment is terminated pursuant to Section 10.2 hereof or (c) the date on which the Purchase Commitment Amount is reduced to zero pursuant to Section 2.3 hereof.”

“Transaction” means a Purchase of Mortgage Loans by the Buyer under the Purchase Commitment pursuant to Article II of this Agreement.

“Transaction Confirmation” means a confirmation of a request for a Transaction substantially in the form of Exhibit H, with the relevant portions completed.

“Types” shall have the meaning, in respect of Eligible Mortgage Loans, provided in Section A-1 of Exhibit A.

“USDA” means the United States Department of Agriculture.

“USDA Loan” means a Mortgage Loan, payment of which is guaranteed by the USDA or with respect to which there is a current binding and enforceable commitment for such a guaranty issued by the USDA under its single family Rural Development program.

“VA” means the U.S. Department of Veteran’s Affairs and any successor thereto.

“VA Loan” means a Mortgage Loan, payment of which is guaranteed by the VA or with respect to which there is a current binding and enforceable commitment for such a guaranty issued by the VA.

“Valuation Percentages” shall have the meaning set forth in Section A-2 of Exhibit A.

“Warehouse Finance Agreements” means warehousing loan agreements and repurchase agreements including this Agreement, under which the Sellers are a borrower or seller, and which are entered between the Sellers and financial institutions, and under which the Sellers may, subject to compliance with conditions, borrow secured by Mortgage Loans or sell Mortgage Loans.

“Wet Loans” shall have the meaning set forth in Section A-6 of Exhibit A.

Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Article IX hereof) shall be made in accordance with GAAP consistently applied. Any reference to “consolidated” financial terms shall be deemed to refer to those financial terms as applied to the Sellers and the Subsidiaries in accordance with GAAP.

Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.” Any reference to “days” or “Days”, unless specified to mean Business Days shall mean calendar days.

Section 1.4 Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.

ARTICLE II PURCHASE OF MORTGAGE LOANS

Section 2.1 Purchase Commitment.

(a)  Subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred and is continuing, the Buyer agrees, from time to time during the period from the date hereof through and including the Termination Date, to purchase Eligible Mortgage Loans from the Sellers at the request of the Sellers as provided hereinafter by transferring the Purchase Price to the Sellers as hereinafter provided, provided, however, that all Open Transactions hereunder shall not exceed the Purchase Commitment Amount or the further limitations set forth herein.

(b)  Proceeds of the Purchase Price of Purchased Mortgage Loans shall be applied solely for funding or refinancing the acquisition or origination by the Sellers of Eligible Mortgage Loans, provided, that if the Sellers have made advance cash payments to be applied to the Repurchase Price of any Purchased Mortgage Loan as provided in Section 4.4, it may, upon request to the Buyer, have such amounts returned by the Buyer to the Sellers, provided that the Sellers and the relevant Eligible Mortgage Loans remain in compliance with all terms and conditions of this Agreement and that the Sellers could have submitted such Eligible Mortgage Loan for Purchase as of the date of such return.

(c) Purchases shall also be subject to the following restrictions:

(i)  the Purchase Price for any Eligible Mortgage Loan shall not exceed the Purchase Value for such Eligible Mortgage Loan, based on such Eligible Mortgage Loan’s Type; and

(ii)  aggregate Purchase Price for all Open Transactions funding any Type of Eligible Mortgage Loan shall not exceed the Aggregate Purchase Sublimit for such Type of Eligible Mortgage Loan.

Section 2.2 Procedures for Purchase.

(a)  The Sellers shall request a Purchase by submitting a Mortgage Loan Detail Report, which may be given by electronic transmittal, and must be given so as to be received by the Buyer not later than 2:30 p.m., Denver time, on the Business Day of the requested Purchase. Not more than four (4) such requests may be made on any Business Day. Upon its receipt of a Mortgage Loan Detail Report, the Buyer shall determine the Purchase Value of the Mortgage Loans identified on the Mortgage Loan Detail Report. Unless the Sellers shall inform the Buyer, or the Buyer shall otherwise determine, that the Purchase Price shall be less than such Purchase Value, the Buyer may assume that the initial Purchase Price of such Mortgage Loans shall equal such Purchase Value.

(b)  The Principal Purchased Mortgage Documents (unless the requested Transaction is a Purchase of a Wet Loan) must be received by the Buyer and all other conditions to such Purchase must be satisfied no later than 11:00 a.m., Denver time, in order for funding to occur the same day. In the case of a Wet Loan, the Sellers shall cause all Principal Purchased Mortgage Documents to be delivered to the Buyer within the period required under Section A-4 of Exhibit A hereto. In the instance of Mortgage Loans that were originated by a correspondent lender of the Sellers or any other third party, and Mortgage Loans that have been financed by a third party warehouse financier (i) the Principal Purchased Mortgage Documents shall have been delivered under a bailee letter from the originator or prior warehouse financier that includes wire transfer instructions and is otherwise acceptable to the Buyer in form and substance, (ii) the Sellers authorize the Buyer to disburse the Purchase Price of such Mortgage Loans from the Funding Account, or directly, in accordance with such wire transfer instructions, and (iii) the Buyer shall only disburse the Purchase Price for such Mortgage Loans in such manner.

(c)  Unless the Buyer determines that any applicable condition, including any condition specified in Article VI or this Section 2.2, has not been satisfied, the Buyer will make the Purchase Price available to the Sellers by crediting the Funding Account. On request of the Sellers and specific approval by the Buyer (given at its sole discretion), the Buyer may make the Purchase Price available to the Sellers by crediting the Operating Account.

(d)  The Sellers have agreed that disbursements and transfers from the Funding Account will only be made either (i) to fund Mortgage Loans through closing agents or title companies (which closing agent or title company shall be selected by the Seller and not unacceptable to the Buyer) for the initial funding at closing of Mortgage Loans, provided that the Buyer may, by written notice to the Sellers, designate agents or title companies that are not acceptable for such purpose, or (ii) upon notice by the Sellers to the Buyer that third-party originators are assigning Mortgage Loans to the Sellers, which notice shall give such information as may be requested by the Buyer regarding such originators, to fund the purchase by the Sellers from such third-party originators. In the instance of funding of purchases by the Sellers of third-party originated Mortgage Loans, Buyer shall not purchase Wet Loans and Buyer shall have received the Principal Purchased Mortgage Documents as provided in the first sentence of Section 2.2(b).

(e)  The Sellers authorize the Buyer to debit the Operating Account to fund an amount equal to the difference between the Purchase Price of a Purchased Mortgage Loan and the amount required by the closing agent or title company (which closing agent or title company shall be selected by the Seller and not unacceptable to the Buyer) for the initial funding at the closing of such Purchased Mortgage Loan, and the Sellers shall provide information to the Buyer for purposes of determining such amount.

(f)  If so requested by the Buyer, Not later than 12:00 noon, Denver time, the Business Day following each request for a Purchase under this Section 2.2, the Sellers shall submit to the Buyer a Transaction Confirmation, duly completed, which shall be given by electronic transmittal. Failure by the Sellers to so provide a Transaction Confirmation or by the Buyer to receive a Transaction Confirmation shall not limit or impair the obligations of the Sellers in respect of any Transaction, and in the instance of any difference between a Transaction Confirmation and the Buyer’s records respecting (i) Purchases actually made, (ii) Purchase Value, (iii) Purchase Price actually funded, (iv) Repurchase Price actually paid to the Buyer, or (v) other information concerning any Transaction, the Buyer’s records shall control.

Section 2.3 Optional Reduction of Purchase Commitment Amount. The Sellers may by written or telephonic notice to the Buyer, reduce the Purchase Commitment Amount, with any such reduction in a minimum amount of [***] or an integral multiple thereof. Upon any reduction in the Purchase Commitment Amount pursuant to this Section, the Sellers shall pay to the Buyer the amount, if any, by which the aggregate unpaid principal amount of outstanding Purchase Price of all Open Transactions exceeds the Purchase Commitment Amount as so reduced.

Section 2.4 Authorized Representatives. The Sellers shall act hereunder through the Authorized Representatives designated from time to time and all notices and requests to be given and received by the Sellers, including requests for Purchases, shall be given by and directed to such Authorized Representatives.

Section 2.5 Joint and Several Obligations. The Sellers each agree that all of the Obligations are joint and several and the primary obligations of each of them, enforceable against each Seller separately or all Sellers together notwithstanding of any right or power of any party to assert any claim or defense as to the invalidity or unenforceability of any such obligations. Each Seller hereby waives any defense it may claim as a guarantor, surety or accommodation party. The Buyer may, from time to time, without notice to any of the Sellers, (a) obtain or release any security interest in any property to secure any of the Obligations; (b) obtain or release the primary or secondary liability of any party or parties with respect to any of the Obligations (including without limitation the liability of any other Seller); (c) extend or renew for any period, alter or exchange any of the Obligations or release or compromise any obligation of any nature of any obligor with respect to any of the Obligations; or (d) resort to any Seller for payment of any of the Obligations whether or not the Buyer shall have resorted to any property securing the Obligations or to any other Seller or any other party primarily or secondarily liable with respect to the Obligations.

ARTICLE III PRICE DIFFERENTIAL AND FEES; ADDITIONAL PROVISIONS

RELATING TO PAYMENTS

Section 3.1 Price Differential.

(a)  Prior to an Event of Default. Except as provided in (b) below, Price Differential on all Open Transactions shall be determined by applying to the Purchase Price of all Purchased Mortgage Loans under such Open Transaction an annual rate equal to [***] plus the one-month LIBOR rate quoted by Buyer from Reuters Screen LIBOR01 or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each Business Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent. Notwithstanding the foregoing, if the LIBOR rate shall at any time be less than 0%, it shall be deemed for purposes of this Agreement to equal 0%, and the Pricing Rate and Price Differential shall be calculated based on a LIBOR rate of 0% plus the interest rate margin set forth above. Buyer’s internal records of applicable Price Differential shall be determinative in the absence of manifest error.

(b)  Price Differential After Event of Default. Following occurrence of any Event of Default until the Repurchase Price of all Open Transactions shall have been paid in full, Price Differential on all Open Transactions shall be determined by applying to the Purchase Price of all Purchased Mortgage Loans under such Open Transaction, an annual rate equal to the greater, on any day of (i) the Price Differential rate otherwise applicable hereunder, or (ii) the Prime Rate plus [***].

(c)  Payment. Accrued unpaid Price Differential under (a) accrued through the last day of each month shall be billed on or about the first Business Day of the next following month, and shall be payable by the [***] of such following month. Accrued Price Differential under (b) shall be payable on demand. The Buyer is authorized to debit the Operating Account for payment of Price Differential (provided, however, that this shall not limit the liability of the Sellers for payment of Price Differential if amounts in such account shall not be sufficient to make such payment or if the Buyer may not, in its sole judgment, debit such account for any reason). All unpaid Price Differential on all Transactions shall be paid on the Termination Date.

Section 3.2 Non-Use Fee. The Sellers shall pay to the Buyer fees (the “Non-Use Fees”), accruing for any calendar quarter for which Open Purchases are less than [***] of the Purchase Commitment Amount, in amounts determined by applying a rate of [***] per annum to the excess of the Purchase Commitment Amount over such Open Purchases. Non-Use Fees accrued through the last day of each quarter ending in March, June, September and December, shall be paid, in arrears, at the time of payment of Price Differential as provided in Section 3.1(c) above for such month. The Buyer is authorized to debit the Operating Account or any other account of the Sellers other than an escrow account for payment of Non-Use Fees (provided, however, that this shall not limit the liability of the Sellers for payment of Non-Use Fees if amounts in such accounts shall not be sufficient to make such payment or if the Buyer may not, in its sole judgment, debit such account for any reason).

Section 3.3 Computation. Price Differential and Non-Use Fees shall be computed on the basis of actual days elapsed and a year of 360 days.

Section 3.4 Miscellaneous Charges. In addition to all other fees, the Sellers agree to reimburse the Buyer for miscellaneous charges and expenses incurred by or on behalf of the Buyer in connection with the handling and administration of the Purchased Mortgage Documents and the Purchases. These charges shall include, without limitation, charges for wire transfers, charges for overnight delivery of Purchased Mortgage Documents to Approved Investors, and collateral handling fees in accordance with the Buyer’s schedules in effect from time to time (currently [***] per Purchased Mortgage Loan, [***] for investor-returned loans and [***] for same-day shipment to investors), plus applicable wire fees. Such charges and expenses shall be paid promptly after invoice by the Buyer. The Buyer is authorized to debit the Operating Account for such charges and expenses (provided, however, that this shall not limit the liability of the Sellers for payment of such charges and expenses if amounts in such account shall not be sufficient to make such payment or if the Buyer may not, in its sole judgment, debit such account for any reason).

Section 3.5 Payments. Payments and prepayments of the Repurchase Price (as hereinafter provided) and all Price Differential and all fees, expenses and other Obligations shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Denver time, on the dates due at the designated office of the Buyer in Denver. Funds received on any day after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any Price Differential or fees.

Section 3.6 Buyer’s Records. The Buyer’s internal records of Transactions and the terms thereof, including without limitation Price Differential, Pricing Rate, Open Transactions, Purchase Price and Repurchase Price shall be determinative in the absence of manifest error.

Section 3.7 Additional Costs and Reserves. If there shall occur any adoption or implementation of, or change to, any Regulation, or interpretation or administration thereof, which shall have the effect of imposing on Buyer (or Buyer’s holding company) any increase or expansion of or any new: tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Buyer or other conditions affecting the Purchases and Purchase Commitment under this Agreement; then Sellers shall pay to Buyer such additional amount as Buyer deems necessary to compensate Buyer for any increased cost to Buyer attributable to the Purchases and Purchase Commitment and/or for any reduction in the rate of return on Buyer’s capital and/or Buyer’s revenue attributable to the Purchases and Purchase Commitment. As used above, the term “Regulation” shall include any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to Buyer. Buyer’s determination of the additional amount(s) due under this Section 3.7 shall be binding in the absence of manifest error, and such amount(s) shall be payable within 30 days of demand and, if recurring, as otherwise billed by Buyer.

ARTICLE IV REPURCHASE AND OTHER PAYMENTS

OF PURCHASE PRICE

Section 4.1 Determination of Repurchase Date.

(a)  Without limiting the obligation of the Sellers to pay the Repurchase Price of specific Transaction on prior Repurchase Dates hereunder, the Repurchase Price of all Open Transactions, and all other unpaid Obligations and expenses, charges and fees hereunder, shall be payable by the Sellers in full on the Termination Date.

(b)  The Buyer shall determine each other Repurchase Date of each Purchased Mortgage Loan determined in accordance with the definition of “Repurchase Date.”

Section 4.2 Repurchase on Repurchase Date. The Sellers shall Repurchase each Purchased Mortgage Loan on its Repurchase Date as determined under Section 4.1 by payment to the Buyer of the Repurchase Price in cash, without setoff or counterclaim of any type. If any Purchased Mortgage Loan is delivered to an Approved Investor for purchase by such Approved Investor, upon irrevocable receipt by the Buyer of the sale proceeds from such Approved Investor, such Purchased Mortgage Loan shall be deemed to have been Repurchased by the Sellers at the time of such receipt, and, without releasing any obligation of the Sellers to pay the full Repurchase Price to the Buyer upon such Repurchase, any sale proceeds so received by the Buyer shall be applied to the Repurchase Price of such Purchased Mortgage Loan (and shall thereby reduce the Repurchase Price of such Purchased Mortgaged Loan that the Sellers shall be required to pay directly). If payment from any purchaser (including an Approved Investor) upon sale or other disposition of a Purchased Mortgage Loan is less than the Repurchase Price of such Purchased Mortgage Loan, or if any such payment is required to be returned or rescinded, the Sellers shall upon notice to such effect by the Buyer immediately pay to the Buyer the amount of any such shortfall or any amount so returned or rescinded to apply to the Repurchase Price of the relevant Purchased Mortgage Loan.

Section 4.3 Mandatory Payment - Margin Deficit and Ineligible Mortgage Loans.

(a)  If at any time the Buyer determines that the Purchase Value of any one or more Purchased Mortgage Loans included in an Open Transaction hereunder and designated by the Buyer is less than the Repurchase Price of such Purchased Mortgage Loan(s) (a “Margin Deficit”), then by notice to the Sellers (a “Margin Call”), the Buyer may designate the Purchased Mortgage Loans subject to the Margin Call and require the Sellers to transfer to the Buyer either cash or additional Eligible Mortgage Loans acceptable to the Buyer (“Additional Purchased Mortgage Loans”), or a combination of cash and Additional Purchased Mortgage Loans, so that the cash and the aggregate Purchase Value of such Purchased Mortgage Loans in such Transaction, including any such Additional Purchased Mortgage Loans, will thereupon at least equal the then aggregate Repurchase Price of such Purchased Mortgage Loans.

(b)  If the Buyer delivers a Margin Call to the Sellers at or before 12:00 p.m. Denver time (or such other time as the parties may mutually agree) on any Business Day, then the Sellers shall transfer cash and/or Additional Purchased Mortgage Loans as provided in this Section 4.3 by no later than 5:00 p.m. Denver time on such Business Day (or such other time as the parties may mutually agree). If the Buyer delivers a Margin Call to the Sellers after 12:00 p.m. Denver time (or such other time as the parties may mutually agree) on any Business Day, then the Sellers shall transfer such cash and/or Purchased Mortgage Loans by no later than 2:00 p.m. Denver time on the next-following Business Day (or such other time as the parties may mutually agree).

(c)  If any Purchased Mortgage Loan shall become an Ineligible Mortgage Loan, as determined under the definitions and provisions of Exhibit A, to the extent that the Sellers have not Repurchased such Purchased Mortgage Loan, they shall pay to the Buyer in cash an amount equal to the Repurchase Price of such Ineligible Mortgage Loan.

(d)  Any cash transferred to the Buyer pursuant to this Section 4.3 shall be applied to reduce the Purchase Price of the Purchased Mortgage Loan(s) designated by the Buyer, as provided in (a) above or becoming Ineligible Mortgage Loans, as provided in (c) above.

Section 4.4 Voluntary Advance Payment of Repurchase Price. The Sellers may voluntarily prepay the Repurchase Price of any Purchased Mortgage Loan, provided that: (i) notwithstanding such prepayment, the Buyer shall continue to own such Purchased Mortgage Loan until the Repurchase Price is paid in full; and (ii) the Sellers shall designate the Purchased Mortgage Loan(s) to which such prepayment shall apply, or in the absence of such designation, Buyer shall determine the particular Purchased Mortgage Loan(s) to which any such prepayment shall be applied.

Section 4.5 Procedures for Release and Delivery of Purchased Mortgage Loans.

(a)  Purchased Mortgage Loans shall be reconveyed to Sellers only upon payment to the Buyer of the Repurchase Price of such Purchased Mortgage Loans.

(b)  If Purchased Mortgage Loans are to be transferred to an Approved Investor for sale, unless an Event of Default has occurred and continued upon delivery by the Sellers to the Buyer of shipping instructions the Buyer will transmit the designated Purchased Mortgage Loans and such related Purchased Mortgage Documents that the Buyer has actually received and is instructed by the Sellers to transmit to the Approved Investor pursuant to a Bailee Letter.

(c)  Following delivery of such items pursuant to a Bailee Letter, the Buyer’s ownership in such Purchased Mortgage Loans shall be conveyed and transferred only upon payment to the Buyer of the amount required under any bailee letter or other document of delivery and application of such payment to the Repurchase Price of the relevant Purchased Mortgage Loans.

(d)  Shipping instructions and other information required for the Buyer to be able to deliver Purchased Mortgage Loans (including without limitation the identity of any required Agency release forms, any pool or Investor Commitment number, instructions for endorsement of notes evidencing Purchased Mortgage Loans, names and addresses of the relevant Approved Investor and preferred mode of shipment) shall be delivered by the Sellers to the Buyer in writing not later than 10:30 a.m., Denver time, on the Business Day on which the Buyer is requested to ship the Purchased Mortgage Loans.

(e)  If the number of Purchased Mortgage Loans to be shipped pursuant to any one or more of the foregoing provisions of this Section 4 is [***] or less and the shipping instructions are received by 10:30 a.m., Denver time on a Business Day, the Buyer will use its best efforts to ship the Purchased Mortgage Loans on [***]. If more than one [***] Purchased Mortgage Loans are to be shipped or the shipping instructions are received later than 10:30 a.m. (but not later than 11:30 a.m.) Denver time on a Business Day, the Buyer will use its best efforts to ship them on [***], unless more than [***] Purchased Mortgage Loans are to be shipped, in which event [***] shall be added for each increment of [***] Purchased Mortgage Loans in excess of [***] Purchased Mortgage Loans to be shipped, limited to a maximum of [***].

Section 4.6 Settlement Account. The Sellers shall cause all proceeds of sale or other disposition of any of the Purchased Mortgage Loans to be deposited by direct transfer in immediately available funds by the Approved Investor purchasing Purchased Mortgage Loans to the Buyer, which amounts shall be deposited into the Settlement Account. The Sellers shall inform the Buyer of the source of such funds and deposits, and if the amount so deposited exceeds the Repurchase Price of the relevant Purchased Mortgage Loans arising from such sale or distribution, the Buyer will release such excess to the Sellers by transfer to the Operating Account. Following the occurrence of any Event of Default, in addition to the remedies set forth in Article X, all amounts so received and collected into the Settlement Account may, at the discretion of the Buyer, be applied to the Obligations or held in the Settlement Account for subsequent application to the Obligations.

Section 4.7 Return of Purchased Mortgage Loans at Maturity. If (a) the Purchase Commitment has expired or been terminated, and (b) there are no Open Transactions and all Price Differential and other Obligations have been irrevocably paid in full, the Buyer shall transfer and deliver all Purchased Mortgage Loans to the Sellers and deliver all Purchased Mortgage Documents in its possession to the Sellers. The receipt of the Sellers for any Purchased Mortgage Documents released or delivered to the Sellers pursuant to any provision of this Agreement shall be a complete and full acquittance for the Purchased Mortgage Loans and Purchased Mortgage documents so returned, and the Buyer shall thereafter be discharged from any liability or responsibility therefor.

Section 4.8 Temporary Delivery of Purchased Mortgage Documents to the Sellers. From time to time and as appropriate for the correction of any Purchased Mortgage Documents, the Buyer may, at its sole discretion, upon written request of a Seller made in the form of a Document Release Request, release to the Sellers all or a portion of the Purchased Mortgage Documents pertaining to a Purchased Mortgage Loan that have been delivered by the Sellers to the Buyer (the “Delivered Mortgage Documents”). The Sellers shall promptly return to the Buyer such Delivered Mortgage Documents when the Sellers’ need therefor in connection with such correction no longer exists (but not later in any case, without the Buyer’s consent, than fifteen (15) calendar days after the Buyer shipped them), unless the Purchased Mortgage Loan shall be liquidated and the proceeds thereof paid to the Buyer (for deposit to the Settlement Account in satisfaction of the Repurchase Price), in which case, upon the Buyer’s receipt of the full Repurchase Price of the Purchased Mortgage Loan related to the Delivered Mortgage Documents (either from proceeds of sale or liquidation of such Purchased Mortgage Loan or by payment by the Sellers), the Sellers’ trust receipt for that Purchased Mortgage Loan shall be automatically voided and canceled.

Section 4.9 Additional Mandatory Repurchases. If at any time the Purchase Price for all Open Transactions at any time outstanding shall exceed the Purchase Commitment Amount by reason of reduction as provided in the definition thereof or otherwise, the Sellers shall Repurchase Purchased Mortgage Loans in amounts sufficient to eliminate such excess.

ARTICLE V SECURITY INTEREST

Section 5.1 Pledge and Security Interest. The Sellers and Buyer each intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans; nonetheless, as a security agreement or other arrangement or other credit enhancement related to this Agreement and transactions hereunder and Obligations as provided for in Section 101(47)(v) of the Bankruptcy Code, the Sellers hereby pledge to the Buyer as security for the performance by the Seller of the Obligations and hereby grant, assign and pledge to the Buyer a fully perfected first priority security interest in all of the Purchased Mortgage Loans and all income and proceeds from the Purchased Mortgage Loans, including all of the property, rights and other items described in the definition of “Purchased Mortgage Loans” in Section 1.1 for each such Purchased Mortgage Loan and all rights to have, receive and retain the return or refund of funds transferred from any account with the Buyer to any title company, title agent, escrow agent or other Person for the purpose of originating or funding a Mortgage Loan that did not close (for any reason) and that would have been a Purchased Mortgage Loan if it had closed (all funds so transferred continuously remain the property of the Buyer until disbursed by such closing agent to or for the account of the related obligor upon the closing of his or her Mortgage Loan).

Section 5.2 Further Confirmation. The Sellers agree to do such things as applicable Law requires to maintain the security interest of the Buyer in all of the Purchased Mortgage Loans with respect to all such re-characterized Transactions and all income and proceeds from the Purchased Mortgage Loans that are the subject matter of such re-characterized Transactions as a perfected first priority Lien at all times. The Sellers hereby authorize the Buyer to file any financing or continuation statements under the applicable Uniform Commercial Code to perfect or continue such security interest in any and all applicable filing offices without the Sellers’ signature to the extent permitted by applicable law subject to the scope stated in Section 5.1 herein. The Sellers shall pay all customary fees and expenses associated with perfecting such security interest including the costs of filing financing and continuation statements under the Uniform Commercial Code and recording assignments of Mortgages as and when required by the Buyer in its reasonable discretion.

Section 5.3 Security Interest in Accounts. The Sellers hereby grant to the Buyer a security interest in and Lien upon all now existing or hereafter arising Deposit Accounts (with further provisions respecting the Income Account set forth in Section 5.4) and all proceeds thereof.

Section 5.4 Income Account and Escrow Account.

(a)  The Sellers hereby grant to the Buyer a security interest in and Lien upon the Income Account and the Escrow Account and any hereafter arising Income Account or Escrow Account and all proceeds thereof. The Buyer shall be deemed to have “control” of the Income Account and Escrow Account within the meaning of the Uniform Commercial Code.

(b)  Upon request of the Buyer, the Sellers shall open the Income Account and the Escrow Account in accordance with the terms of the definition thereof. Within one Business Day after receipt thereof, the Sellers agree to cause all payments of: (i) interest and principal of the Purchased Mortgage Loans to be deposited to the Income Account, and (ii) tax, insurance or other escrow payments in respect of the Purchased Mortgage Loans to be deposited to the Escrow Account.

(c)  The Sellers shall provide to the Buyer any information the Buyer shall reasonably request regarding direction of payments from the Escrow Account in accordance with the purposes for which such funds are deposited into the Escrow Account.

(d)  Upon request of the Buyer, if the Income Account and Escrow Account has been maintained by the Sellers with a bank other than the Buyer, the Sellers shall promptly open accounts at the Buyer to serve as the Income Account and the Escrow Account.

ARTICLE VI CONDITIONS PRECEDENT

Section 6.1 Conditions of Initial Purchase. The obligation of the Buyer to Purchase any Mortgage Loan hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 6.2 below, that the Buyer shall have received all of the following, in form and substance satisfactory to the Buyer, each duly executed and certified or dated the date of the initial Purchase or such other date as is satisfactory to the Buyer:

(a)  This Agreement, each executed by a duly authorized officer (or officers) of the Seller.

(b)  Certificates of the Secretary or an Assistant Secretary of each Seller, attesting to incumbency of the officers of the Seller authorized to execute the Related Documents, and attaching a copy of the Articles of Incorporation and Bylaws of the Seller.

(c)  Certificates of Good Standing for the Sellers in the jurisdiction of their organization, certified by the appropriate governmental officials.

(d)  An opinion of counsel to the Sellers.

(e)  The Electronic Tracking Agreement.

(f) A filed UCC-1 Financing Statement, and lien searches satisfactory to the Buyer.

(g) If any Subordinated Debt is outstanding, a Subordination Agreement.

Section 6.2 Conditions Precedent to all Purchases. The obligation of the Buyer to purchase any Mortgage Loan hereunder (including the initial Purchase) shall be subject to compliance with and satisfaction of all of the requirements in Article II hereof and to the satisfaction of the following conditions precedent (and any request for a Purchase shall be deemed a representation by the Sellers that the following are satisfied):

(a)  Before and after giving effect to such Purchase, the representation and warranties contained in Article VII shall be true and correct, as though made on the date of such Advance.

(b)  Before and after giving effect to such Purchase, no Default or Event of Default shall have occurred and be continuing.

ARTICLE VII REPRESENTATIONS AND WARRANTIES

To induce the Buyer to enter into this Agreement, to grant the Purchase Commitment and to Purchase Mortgage Loans hereunder, the Sellers represent and warrant to the Buyer:

Section 7.1 Organization, Standing, Etc. GMC is a corporation and GMCLLC is a limited liability company, each duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and each has all requisite organizational power and authority, and requisite qualifications, to carry on its business as now conducted, to enter into the Related Documents and to perform its obligations under the Related Documents.

Section 7.2 Authorization and Validity. The execution, delivery and performance by the Sellers of the Related Documents have been duly authorized by all necessary approval action by the Sellers, and the Related Documents constitute the legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms.

Section 7.3 No Conflict; No Default. The execution, delivery and performance by the Sellers of the Related Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Sellers, (b) violate or contravene any provisions of the Articles (or Certificate) of Organization or membership agreement of the Sellers, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which any Seller is a party or by which it or any of its properties may be bound.

Section 7.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Sellers to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Related Documents.

Section 7.5 Financial Statements and Condition. GMCLLC’s audited financial statements as at December 31, 2013, and its unaudited financial statements as at December 31, 2014, as heretofore furnished to the Buyer, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Sellers and the Subsidiaries and the results of its operations, changes in financial position, and statement of cash flows for the respective periods then ended. Since December 31, 2013, there has been no Adverse Event.

Section 7.6 Litigation and Contingent Liabilities. Schedule 7.6 lists all material actions, suits or proceedings pending or, to the knowledge of the Sellers, threatened against or affecting the Sellers before any court, arbitrator, governmental department or other instrumentality and all material contingent liabilities of the Sellers.

Section 7.7 Compliance. The Sellers are in material compliance with all statutes and governmental rules and regulations applicable to it. There does not exist any violation by the Sellers of any applicable federal, state or local law, rule or regulation or order of any government, governmental department or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Sellers or which would require a material expenditure by the Sellers to cure. The Sellers have not received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment.

Section 7.8 Regulation U. The Sellers are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Purchase will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

Section 7.9 Ownership of Property; Liens. The Sellers have good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets shown in the financial statement of the Sellers referred to above (other than property disposed of since the date of such financial statement in the ordinary course of business).

Section 7.10 Taxes. The Sellers have filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Sellers). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Sellers in respect of taxes and other governmental charges are adequate.

Section 7.11 ERISA Compliance. The provisions of each Plan of the Sellers or any affiliate comply in all material respects with all applicable requirements of ERISA, and Sellers have not incurred any “accumulated funding deficiency” within the meaning of ERISA and has not incurred any material liability to PBGC, in connection with any Plan. For the purposes hereof, “Plan” means each employee benefit plan or other class of benefits covered by Title IV of ERISA, whether now in existence or hereafter instituted. For the purposes hereof, “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor.

Section 7.12 Subsidiaries, Partnerships, etc. Schedule 7.12 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock or other ownership interests owned beneficially or of record by the Sellers or any Subsidiary therein, and the jurisdiction of organization of each Subsidiary and a list of all partnerships or joint ventures in which the Sellers or any Subsidiary is a partner (limited or general) or joint venturer.

Section 7.13 Eligibility. The Sellers have all requisite organizational power and authority and all necessary licenses, permits, franchises and other authorizations to own and operate its property and to carry on its business as now conducted. The Sellers will maintain all approvals and will remain at all times approved and qualified and in good standing, as and meet all requirements as, a lender and seller/servicer of Mortgage Loans with each Approved Investor, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to such Approved Investor.

Section 7.14 Special Representations Concerning Purchased Mortgage Loans.

(a)  Immediately prior to the Purchase by the Buyer of any Eligible Mortgage Loan, the Sellers were the legal and equitable owner and holder of such Eligible Mortgage Loan, free and clear of all Liens (except that an Eligible Mortgage Loan may become subject to the interest of the Buyer under this Agreement contemporaneously with the making of such Eligible Mortgage Loan). All Eligible Mortgage Loans and Investor Commitments have been duly authorized and validly granted or issued to the Sellers or entered into by the Sellers, and all Eligible Mortgage Loans comply with all of the requirements of this Agreement and, upon sale to the Buyer, shall have been validly sold and transferred to the Buyer, subject to no other Liens (provided, that if second Mortgage Loans are permitted as Eligible Mortgage Loans, such Mortgage Loans shall be subject, as to the Mortgaged Property, to any prior mortgage on such Mortgaged Property).

(b)  Each Purchased Mortgage Loan and related Purchased Mortgage Documents: (i) as of the date of the Mortgage Loan Detail Report listing such Purchased Mortgage Loan, has been duly executed and delivered by the parties thereto; (ii) has been made in compliance with all requirements of the Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, the federal Truth-In-Lending Act, the Financial Institutions Reform, Recovery and Enforcement Act, and all other applicable laws and regulations; (iii) is valid and enforceable in accordance with its terms, without defense or offset; (iv) has not been modified or amended except in writing, which writing is part of the Purchased Mortgage Documents, nor any requirements thereof waived; and (v) comply with the terms of this Agreement and, with the related Investor Commitment held by the Sellers.

(c)  Each Purchased Mortgage Loan (except any Purchased Mortgage Loan that is a home equity line of credit, if such loans are permitted as Eligible Mortgage Loans) has been fully advanced in the face amount thereof, and (i) is a first Lien on the Mortgaged Property (provided, that if second Mortgage Loans are permitted as Eligible Mortgage Loans, such Mortgage Loans shall be subject, as to the Mortgaged Property, to any prior mortgage on such Mortgaged Property), and (ii) has or will have a title insurance policy, in American Land Title Association form or equivalent thereof, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage and meeting the usual requirements of investors purchasing such Purchased Mortgage Loans, except for second Mortgage Loans (if permitted as Eligible Mortgage Loans) that are subject to Investor Commitments that specifically do not require such title insurance.

(d)  The Sellers have complied with all laws, rules and regulations in respect of the FHA insurance, VA guarantee or USDA Guarantee of each Purchased Mortgage Loan included in the Purchased Mortgage Loans designated by the Sellers as FHA Loan, USDA Loan or VA Loan, and such insurance or guarantee is in full force and effect.

(e)  All fire and casualty policies covering Mortgaged Property encumbered by a Purchased Mortgage (i) name the Sellers and their successors and assigns as the insured under a standard mortgagee clause, (ii) are and will continue to be in full force and effect, and (iii) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time available, as well as insurance against flood hazards if the same is required by FHA, USDA or VA.

(f)  Purchased Mortgage Loans covering Mortgaged Property located in a special flood hazard area designated as such by the Secretary of HUD are and shall continue to be covered by special flood insurance under the National Flood Insurance Program.

(g)  Each Purchased Mortgage Loan that is an FHA Loan, USDA Loan or VA Loan meets all applicable governmental requirements for applicable FHA insurance or USDA or VA guarantees.

(h)  The Mortgaged Property subject to each Purchased Mortgage complies with one or more of the following:

(i)  is the subject of an appraisal that complies with all applicable requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”), and that is dated no earlier than ninety (90) days (or such longer period as the Buyer shall specifically approve) prior to Purchase of the Purchase Mortgage Loan, which the Sellers have in their possession and will make available to the Buyer on request;

(ii)  is the subject of a Property Inspection Waiver finding from the applicable underwriting program of the Agencies, FHA or VA, which Property Inspection Waiver the Sellers have in their possession and will make available to the Buyer on request; or

(iii)  has been underwritten under guidelines from the applicable program of the Agencies, FHA or VA under which program such Purchased Mortgage Loan is exempt from appraisal delivery requirements, and such Purchased Mortgage Loan is eligible for purchase by an Approved Investor without a FIRREA qualified appraisal.

In all cases, upon request of the Buyer the Sellers will provide such information as the Buyer shall request on the Sellers’ determination of the value of the Mortgaged Property securing Purchased Mortgage Loans.

Section 7.15 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)  The Sellers, the Subsidiaries and their respective officers and employees, and, to the knowledge of the Sellers, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Sellers, any Subsidiary or, to the knowledge of any Sellers or Subsidiary, any of their respective directors, officers or employees is a Sanctioned Person. No Purchase hereunder, use of the proceeds of any Purchase or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(b)  Neither the making of the Purchases hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Sellers and the Subsidiaries are in compliance in all material respects with the PATRIOT Act.

ARTICLE VIII AFFIRMATIVE COVENANTS

From the date of this Agreement and thereafter until the Purchase Commitment is terminated or expires and all Purchased Mortgage Loans are Repurchased, and all Obligations of the Sellers to the Buyer have been paid in full, unless the Buyer shall otherwise expressly consent in writing, the Sellers will do, and will cause each Subsidiary to do, all of the following:

Section 8.1 Financial Statements and Reports. Furnish to the Buyer:

(a)  As soon as available and in any event within 90 days after the end of each fiscal year of GMCLLC, the annual audit report of GMCLLC and the Subsidiaries prepared on a consolidating and consolidated basis and in conformity with GAAP, certified without qualification by independent certified public accountants of recognized standing selected by GMCLLC and acceptable to the Buyer, together with any management letters, management reports or other supplementary comments or reports to GMCLLC or its board of directors furnished by such accountants.

(b)  As soon as available and in any event within 30 days after the end of each calendar month of GMCLLC’s fiscal year, a copy of the unaudited financial statement of GMCLLC and the Subsidiaries prepared in the same manner as the audit report referred to in Section 8.1(a), signed by GMCLLC’s chief financial officer, consisting of at least consolidated statements of income for GMCLLC and the Subsidiaries for such month and for the period from the beginning of such fiscal year to the end of such month, and a consolidated balance sheet of GMCLLC as at the end of such month.

(c)  With the financial statements furnished pursuant to Section 8.1(b) for each calendar month and for the twelfth month of the Sellers’ fiscal year, the following, reported in form satisfactory to the Buyer as of the end of such month:

(i) a Compliance Certificate; and

(ii)  a pipeline report containing a schedule of applications, loans in process and closed loans.

(d)  From time to time, as requested by the Buyer, confirmations of reports by the Buyer in formats approved by the Buyer showing (i) Open Transactions, and which Transactions have been applied to fund the various Types of Eligible Mortgage Loans, (ii) usage of the various Aggregate Purchase Sublimits, (iii) the Purchase Price of each Purchased Mortgage Loan; provided, that if the Sellers shall determine that such report is not accurate, the Sellers shall immediately notify the Buyer of such determination and attempt to correct the information on such report (provided, that the Buyer shall not be bound by any such determination by the Sellers, but shall attempt in good faith to work with the Sellers to determine the correct information);

(e)  Copies of any audits completed by any of the Agencies or any material information given to, or correspondence with, any of the Agencies.

(f)  Immediately upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Sellers propose to take with respect thereto.

(g) Copies of any material notice regarding any Plan.

(h)  Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which could constitute an Adverse Event, and the steps being taken by the Person(s) affected by such proceeding.

(i) Promptly after the payment thereof, notice of payment of any Distribution.

(j)  From time to time, such other information regarding the business, operation and financial condition of the Sellers and the Subsidiaries as the Buyer may reasonably request.

(k)  Information that the Buyer shall request on Warehouse Finance Agreements, including the amounts available for loans or purchases thereunder and financial and other covenants thereunder, and prompt notice of the termination or cancellation of, or any default under, any Warehouse Finance Agreement.

(l)  Within 30 days after the end of each fiscal quarter of the Sellers, a valuation of the Sellers’ capitalized servicing rights performed by a recognized appraiser selected by the Sellers and satisfactory to the Buyer.

(m)  On a weekly basis, not later than five (5) days after the end of each week, a secondary market position report, provided, that the secondary market position report shall be substantially in the form of Exhibit I hereto or such other form as the Buyer shall request from time to time, including the weighted average purchase price of Mortgages sold to Investors, and including such other information as the Buyer shall request from time to time.

Section 8.2 Existence, Properties and Rights. Maintain: (a) Its respective existence as a corporation or limited liability company, as applicable, in good standing under the laws of its respective jurisdiction of organization and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary; and (b) its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, including but not limited to all approvals with respect to the Agencies and VA, as applicable, and maintain at all times its status as a seller/servicer approved by the Agencies.

Section 8.3 Insurance. Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated including, without limitation, errors and omissions coverage and fidelity coverage in form and substance acceptable under guidelines of the Agencies, and furnish the Buyer on request full information as to all such insurance.

Section 8.4 Payment of Taxes and Claims. Promptly pay over to the appropriate authorities all sums for taxes deducted and withheld from wages as well as the employer’s contributions and other governmental charges imposed upon or asserted against the Sellers’ income, profits, properties and rental charges or otherwise which are or might become a lien charged upon the Sellers’ properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on the Sellers’ books with respect thereto.

Section 8.5 Inspection. Permit any Person designated by the Buyer, upon prior notice of at least five (5) Business Days (except following an Event of Default, when such prior notice shall not be required) to visit and inspect any of its properties, books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Sellers and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Buyer may designate. So long as no Event of Default exists, the expenses of the Buyer for such visits, inspections and examinations shall be at the expense of the Buyer, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Sellers.

Section 8.6 Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 8.7 Compliance; PATRIOT Act.

(a)  Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the noncompliance with which would constitute an Adverse Event, including, without limitation, all Anti-Corruption Laws and applicable Sanctions.

(b)  Provide such information and take such actions as are reasonably requested by the Buyer in order to assist the Buyer in maintaining compliance with the PATRIOT Act.

Section 8.8 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Internal Revenue Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Internal Revenue Code.

Section 8.9 Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute an Adverse Event.

Section 8.10 Qualifications and Standing. Maintain all approvals and will remain at all times approved and qualified and in good standing as and meet all requirements as: (a) as a lender and seller/servicer of Mortgage Loans with each Approved Investor, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to such Approved Investor, (b) as a HUD approved lender, eligible to originate, purchase, hold, sell and service FHA Loans, (c) a VA lender in good standing under the VA loan guarantee program eligible to originate, purchase, hold, sell, and service VA Loans, and (d) a USDA lender in good standing under the USDA Rural Development loan guarantee program eligible to originate, purchase, hold, sell, and service USDA Loans.

Section 8.11 Special Affirmative Covenants Concerning Purchased Mortgage Loans and Purchased Mortgage Documents; Servicing.

(a)  Comply with the requirements of any trust receipt regarding the return of Purchased Mortgage Documents, if the Buyer has temporarily delivered Purchased Mortgage Documents to the Sellers for correction or completion, provided that this provision shall not limit the provisions of Exhibit A respecting determination of a Repricing Date if such Purchased Mortgage Documents are not timely returned to the Buyer.

(b)  Warrant and defend the right, title and interest of the Buyer in and to the Purchased Mortgage Loans and Purchased Mortgage Documents against the claims and demands of all Persons whomsoever.

(c)  Until such time as the Buyer shall give notice to the Sellers respecting transfer of servicing as provided in Section 8.11(d), until a Purchased Mortgage Loan is Repurchased: (i) service or cause to be serviced each Purchased Mortgage Loan on behalf of Buyer in accordance with the standard requirements of the issuers of Investor Commitments covering the same and all applicable FHA,

VA or USDA requirements and applicable governmental requirements, including without limitation taking all actions necessary to enforce the obligations of the obligors under such Purchased Mortgage Loan; and (ii) hold all escrow funds collected in respect of Purchased Mortgage Loans in trust, without commingling the same with non-custodial funds, and apply the same for the purposes for which such funds were collected.

(d)  Upon the giving of notice by the Buyer to the Sellers to such effect, cooperate with the Buyer to transfer servicing of the Purchased Mortgage Loans to the Buyer or to a third party designated by the Buyer.

(e)  Execute and deliver to the Buyer such Uniform Commercial Code financing statements with respect to the Purchased Mortgage Loans as the Buyer may request, in accordance with the scope set forth in Section 5.1 herein. The Sellers shall also execute and deliver to the Buyer such further instruments of sale, pledge or assignment or transfer, and such powers of attorney, as required by the Buyer to confirm the Buyer’s ownership of the Purchased Mortgage Loans, and shall do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the ownership, security and benefits intended to be afforded the Buyer. The Sellers authorize the Buyer to file any financing statements describing the Purchased Mortgage Loans that do not require the manual signature of the Sellers, in accordance with the scope set forth in Section 5.1 herein.

(f)  Notify the Buyer within [***] after receipt of notice from an Approved Investor of any default under, or of the termination of, any Investor Commitment.

(g)  Promptly comply in all respects with the terms and conditions of all Investor Commitments, and all extensions, renewals and modifications or substitutions thereof or thereto.

(h)  Upon request of the Buyer, deliver to the Buyer any or all of the Other Mortgage Documents respecting the Purchased Mortgage Loans.

(i)  Promptly cure and cause to be promptly cured any defects in the creation, issuance, execution and delivery of this Agreement and the other Related Documents.

(j)  Upon request of the Buyer, provide to the Buyer notices of assignments of all guaranties or insurance, including without limitation any FHA insurance or VA or USDA guaranty, in form and substance acceptable to the Buyer.

(k)  Cause all proceeds of sale or disposition of any Purchased Mortgage Loan to be deposited directly to the Settlement Account.

Section 8.12  MERS Covenants. So long as this Agreement shall remain in effect, the Sellers shall:

(a)  be a “Member” (as defined in the MERS Agreements) of MERSCORP and will pay all fees required under the MERS Agreements;

(b)  maintain the Electronic Tracking Agreement in full force and effect and timely perform all of its obligations thereunder;

(c)  not, unless the Buyer shall otherwise consent in writing, enter into any additional agreement equivalent to the Electronic Tracking Agreement with MERS, MERSCORP and any creditor other than the Buyer;

(d)  provide the Buyer with copies of any new MERS Agreement or any amendment, supplement or other modification of any MERS Agreement (other than the Electronic Tracking Agreement);

(e)  take all steps necessary to cause the Buyer to be designated as an “Associated Member” on the MERS System and otherwise enter into all MERS Agreements necessary to permit the Buyer to have access to information on the Purchased Mortgage Loans held on the MERS System;

(f)  not amend, terminate or revoke, or enter into any agreement that contradicts, the Electronic Tracking Agreement;

(g)  identify to the Buyer each Purchased Mortgage Loan that is registered in the MERS System, at the earlier of the time it is so registered or the time it is Purchased hereunder, as so registered;

(h)  at any time at the request of the Buyer, take such actions as may be necessary to register the ownership of any Purchased Mortgage Loan to the Buyer on the MERS System;

(i)  at the request of the Buyer, take such actions as may be requested by the Buyer to (i) transfer beneficial ownership of any Purchased Mortgage Loan and related Mortgage Loan to the Buyer on the MERS System, or (ii) de-register or re-register any Purchased Mortgage Loan on, or withdraw any Purchased Mortgage Loan from, the MERS System;

(j)  unless the Buyer shall otherwise agree in writing, take all actions necessary to assure that the Buyer is listed as Interim Funder in respect of each Purchased Mortgage Loan on the MERS System within three (3) Business Days after the Purchase of such Purchased Mortgage Loan until such Purchased Mortgage Loan is Repurchased;

(k)  upon request of the Buyer, provide the Buyer with copies of any or all of the following reports with respect to the Purchased Mortgage Loan registered on the MERS System, at the request of the Buyer: (i) Co-existing Security Interest Reports, (ii) Release of Security Interest by Interim Funding Reports, (iii) Paid in Full Verification Reports, (iv) Interim Funding Rejects Reports, and (v) such other reports as the Buyer may request to verify the status of any Purchased Mortgage Loan on the MERS System; and

(l)  notify the Buyer of any withdrawal or deemed withdrawal of the Sellers’ membership in the MERS System or any deregistration of any Purchased Mortgage Loan previously registered on the MERS System.

ARTICLE IX NEGATIVE COVENANTS

From the date of this Agreement and thereafter until the Purchase Commitment is terminated or expires and all Purchased Mortgage Loans are Repurchased, and all Obligations of the Sellers to the Buyer have been paid in full, unless the Buyer shall otherwise expressly consent in writing, the Sellers will not, and will not permit any Subsidiary to, do any of the following:

Section 9.1 Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided, however, any wholly-owned Subsidiary may be merged with or liquidated into the Sellers (if a Seller is the surviving entity) or any other wholly-owned Subsidiary.

Section 9.2 Sale of Assets. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales or other transfers by a wholly-owned Subsidiary to a Seller or another wholly-owned Subsidiary provided, however, that if no Event of Default has occurred and is continuing, Mortgage Loans may be sold in the ordinary course of the Sellers’ business, and servicing on individual Mortgage Loans may be sold concurrently with and incidental to the sale of such Mortgage Loans (with servicing released).

Section 9.3 Purchase of Ownership Interests or Assets. Either (a) purchase or otherwise acquire all or substantially all of the stock, membership interests, partnership interests or other ownership interests in any other Person, or (b) purchase or lease or otherwise acquire all or substantially all of the assets of any Person, except for purchases or other transfers by the Sellers or a wholly-owned Subsidiary from a wholly-owned Subsidiary, unless in the case of (a) or (b), (x) the business of such Person, or such assets, as the case may be, is in the same nature of the business of the Sellers as carried on at the date hereof, (y) the Sellers shall provide prior written notice to the Buyer of such acquisition and (z) immediately before and immediately after giving effect to any such acquisition, no Default and no Event of Default shall have occurred and be continuing.

Section 9.4 Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Sellers or any Subsidiary or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed [***].

Section 9.5 Change in Nature of Business. Make any material change in the nature of the business of the Sellers or such Subsidiary, as carried on at the date hereof.

Section 9.6 Subordinated Debt and Distributions. Either:

(a)  Directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any Indebtedness of the Sellers that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination; or

(b)  Either (i) pay or declare any Distribution at any time that a Default or Event of Default has occurred and is continuing or would result from such payment, or (ii) pay total Distributions for any fiscal year of the Sellers that would exceed [***] of the Adjusted Net Income (for such purpose, Distributions attributable to a fiscal year of the Sellers may be paid during the next-following fiscal year, if identified to the Buyer as dividends for such first fiscal year).

Section 9.7 Special Negative Covenants Concerning Purchased Mortgage Loans.

(a)  Amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Purchased Mortgage Loans or Investor Commitments.

(b)  Sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Agreement or as permitted herein) any of the Purchased Mortgage Loans or any interest therein.

(c)  Make any compromise, adjustment or settlement in respect of any of the Purchased Mortgage Loans or accept other than cash in payment or liquidation of the Purchased Mortgage Loans.

(d)  Change the address and/or location of its chief executive office or principal place of business or the place where it keeps its books and records from the address shown on the signature page hereof unless, prior to any such change, the Sellers shall execute and cause to be executed such additional agreements and/or lien instruments as the Buyer may reasonably request to conform with the provisions hereof and the Transactions contemplated under this Agreement and the other Related Documents.

Section 9.8 Investments. Make or permit to exist any loans or advances to or investments in any person, firm or corporation, except for (a) investments disclosed on Schedule 9.8, (b) purchase or sale of negotiable instruments, (c) investments in Mortgage Loans made in the ordinary course of business; (d) purchases of ownership interests or assets permitted by Section 9.3, and (e) investments outstanding on the date hereof in Subsidiaries by the Sellers and other Subsidiaries.

Section 9.9 Indebtedness. Issue, incur, assume or permit to be outstanding any Indebtedness for borrowed money, other than:

(a) Indebtedness under any warehouse lending facility or repurchase agreement;

(b)  Indebtedness incurred in the ordinary course of the Sellers’ business;

(c)  Indebtedness incurred in connection with acquisitions permitted by Section 9.3 herein; and

(d)  Additional Indebtedness (not to include Indebtedness under any warehouse lending facility or repurchase agreement) in an amount not to exceed [***] for all such additional Indebtedness.

Section 9.10 Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:

(a)  Liens for taxes, assessments and other governmental charges which are not delinquent or which are being contested in good faith by appropriate proceedings, against which required reserves have been set up;

(b)  Liens incurred or deposits made in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other similar laws or to secure the performance of statutory obligations or of a like nature;

(c)  Liens imposed by law in connection with transactions in the ordinary course of business, such as liens of carriers, warehousemen, mechanics and materialmen which are not delinquent or which are being contested in good faith and by appropriate proceedings, against which adequate reserves have been set up;

(d)  Landlords’ liens under authorized leases to which a Seller is a party;

(e)  Zoning restrictions, licenses and minor encumbrances and irregularities in title all of which in the aggregate do not materially detract from the value of the property involved or impair its use;

(f)  Liens disclosed on Schedule 9.10 attached hereto; and

(g)  Liens securing Indebtedness permitted by Section 9.9(a), 9.9(b) and 9.9(c), which Liens encumber assets financed or refinanced by such Indebtedness (and related rights and assets), and which Liens do not encumber any Mortgaged Loan proposed to be sold to the Buyer hereunder or any Purchased Mortgage Loan.

Section 9.11 Contingent Liabilities. Assume, incur, create, guarantee, endorse, or otherwise become or be liable for the obligation of any Person other than the Sellers except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and excluding the sale of Mortgage Loans with recourse in the ordinary course of the Sellers’ business.

Section 9.12 Transactions with Affiliates. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Sellers’ or the applicable Subsidiary’s business and upon fair and reasonable terms no less favorable to the Sellers or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 9.13 Use of Proceeds.

(a)  Permit any proceeds of the Purchases to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time.

(b)  Request any Purchase, or use the proceeds of any Purchase, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws (ii) in any Sanctioned Country, (iii) for the purpose of knowingly funding or financing any Sanctioned Person, or (iv) in any transaction that would result in the violation of any Sanctions by any Person involved or participating in the transaction.

Section 9.14 Adjusted Tangible Net Worth. Permit the Sellers’ Adjusted Tangible Net Worth to be less than [***] at any time.

Section 9.15 Adjusted Leverage Ratio. Permit the Adjusted Leverage Ratio of the Sellers to be greater than [***] at any time.

Section 9.16 Net Income. Permit net income determined in accordance with GAAP to be less than [***] for any fiscal quarter of the Sellers.

Section 9.17 Liquid Assets. Permit Liquid Assets to be less than the greater of (x) [***] of consolidated total assets of the Sellers, as determined in accordance with GAAP, or (y) [***], at any time.

Section 9.18 HUD Compare Ratio. Permit the Sellers’ HUD Compare Ratio to be greater than [***] at any time, determined for each period set forth in the definition thereof.

Section 9.19 Additional Financing Agreements. Enter into any instrument, agreement or document governing Indebtedness (including any master repurchase agreement), including any amendment or modification thereof, or the granting of Liens on assets or sale of assets with recourse provisions (any such instrument, agreement or document is called an “Additional Financing Agreement”), unless the Sellers shall have disclosed to the Buyer the financial covenants and requirements of the Additional Financing Agreement that differ from corresponding financial covenants and requirements of this Agreement, or are in addition to the financial covenants and requirements of this Agreement, and the Sellers shall have offered to enter into an Amendment of this Agreement to include such different or additional financial covenants and requirements, which Amendment, if the Buyer elects at its sole discretion to enter into such Amendment, shall become effective upon effectiveness of the Additional Financing Agreement. This Section is not intended to limit or waive any other provisions of this Agreement regarding incurrence of Indebtedness (including sale of assets with repurchase obligations) or granting of Liens, or to be construed as consent by the Buyer of the Sellers’ incurrence of Indebtedness or granting of Liens.

ARTICLE X EVENTS OF DEFAULT AND REMEDIES

Section 10.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)  The Sellers shall fail to make, whether by acceleration or otherwise, any payment of (i) the Repurchase Price when due or (ii) any Price Differential or any fee or other amount required to be made to the Buyer pursuant to the Related Documents within [***] after such amount is due;

(b)  Any representation or warranty made or deemed to have been made by or on behalf of the Sellers or any Subsidiary in the Related Documents or on behalf of the Sellers or any Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Sellers to the Buyer pursuant to the Related Documents or any other instrument, document or agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

(c) The Sellers shall fail to comply with Section 8.2 hereof or any Section of Article IX hereof;

(d)  The Sellers shall fail to comply with any agreement, covenant, condition, provision or term contained in the Related Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for [***] after notice thereof to the Sellers by the Buyer;

(e)  Any Seller or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of such Seller or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for any Seller or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within [***];

(f)  Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against any Seller or a Subsidiary, and, if instituted against any Seller or a Subsidiary, shall have been consented to or acquiesced in by such Seller or such Subsidiary, or shall remain undismissed for [***], or an order for relief shall have been entered against such Seller or such Subsidiary, or any Seller or any Subsidiary shall take any approval action to approve institution of, or acquiescence in, such a proceeding;

(g)  Any dissolution or liquidation proceeding shall be instituted by or against any Seller or a Subsidiary and, if instituted against any Seller or such Subsidiary, shall be consented to or acquiesced in by such Seller or such Subsidiary or shall remain for [***] undismissed, or any Seller or any Subsidiary shall take any approval action to approve institution of, or acquiescence in, such a proceeding;

(h)  A judgment or judgments for the payment of money in excess of the sum of [***] in the aggregate shall be rendered against any Seller or a Subsidiary and such Seller or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within [***] from the date of entry thereof, and within said period of [***], or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(i)  The institution by the Sellers or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Seller or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of [***], or the institution by the PBGC of steps to terminate any Plan;

(j)  The maturity of any Indebtedness of the Sellers (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or a Seller or a Subsidiary shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor;

(k)  Any Related Document shall not be, or shall cease to be, binding and enforceable in accordance with its terms; or

(l)  Any Person that owns less than [***] of the voting membership interests of GMCLLC shall acquire more than [***] of such voting membership interests, or all of the shares of GMC shall cease to be held by GMCLLC.

Section 10.2 Remedies. If (a) any Event of Default described in Sections 10.1(e), (f) or (g) shall occur with respect to the Sellers, the Purchase Commitment shall automatically terminate and the Repurchase Price of all Open Transactions and all other Obligations of the Sellers to the Buyer under the Related Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Buyer may take any or all of the following actions: (i) declare the Purchase Commitment terminated, whereupon the Purchase Commitment shall terminate, (ii) declare the Repurchase Price of all Open Transactions and all other Obligations of the Sellers to the Buyer under the Related Documents to be forthwith due and payable, whereupon Repurchase Price of all Open Transactions and all such other Obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding, (iii) exercise all rights and remedies under any Related Document, and (iv) enforce all rights and remedies under any applicable law.

Section 10.3 Additional Remedies. Upon the occurrence of any Event of Default, the Buyer may also do any of the following:

(a)  For any Deposit Account (i) refuse to allow withdrawals from such Deposit Account, (ii) apply any balances in any Deposit Account to the Obligations, all without any advance or contemporaneous notice or demand of any kind to the Sellers, such notice and demand being expressly waived

(b)  To the extent that any Transaction has been reclassified as a secured loan as described in Article V hereof, foreclose upon or otherwise enforce its security interest in and Lien granted in Article V in any manner permitted by law or provided for hereunder and exercise all rights and remedies of a secured party under the Uniform Commercial Code of Minnesota or other applicable law, including, but not limited to, selling or otherwise disposing of the Purchased Mortgage Loans, or any part thereof, at one or more public or private sales, whether or not such Purchased Mortgage Loans is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as the Buyer may determine, including, without limitation, sale pursuant to any applicable Investor Commitment; if notice is required under such applicable law, the Buyer will give the Sellers not less than ten (10) days’ notice of any such public sale or of the date after which any private sale may be held and the Sellers agree that ten (10) days’ notice shall be reasonable notice; the Buyer may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.

(c)  Notify all obligors in respect of Purchased Mortgage Loans that the Purchased Mortgage Loan has been purchased and transferred to the Buyer and that all payments thereon are to be made directly to the Buyer or such other party as may be designated by the Buyer; settle, compromise, or release, in whole or in part, any amounts owing on any Purchased Mortgage Loan, any such obligor or any Approved Investor or any portion of the Purchased Mortgage Loans, on terms acceptable to the Buyer; enforce payment and prosecute any action or proceeding with respect to any and all Purchased Mortgage Loans; and where any such Purchased Mortgage Loan is in default, foreclose on and enforce security interest in such Purchased Mortgage Loan by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure.

(d)  Act, or contract with a third party to act, as servicer or subservicer of each Purchased Mortgage Loan and perform all obligations required in connection with Investor Commitments, such third party’s fees to be paid by the Sellers.

(e)  Require the Sellers to assemble the Purchased Mortgage Documents not previously delivered to the Buyer and/or books and records relating thereto and make such available to the Buyer at a place to be designated by the Buyer.

(f)  Enter onto property where any Purchased Mortgage Documents or books and records relating thereto are located and take possession thereof.

(g)  Give Notice of Default as provided in the MERS Agreements and invoke all rights and remedies provided in the MERS Agreements following an Event of Default.

Section 10.4 Other Provisions Respecting Rights in Purchased Mortgage Loans. No action taken by the Buyer in respect of any Purchased Mortgage Loan shall affect or limit the Obligations of the Buyer, and, specifically, the Obligations consisting of the obligation of the Buyer to pay the Repurchase Price of any Purchased Mortgage Loan, except that the Buyer shall apply any amount irrevocably paid in cash to the Buyer in consideration of the purchase from the Buyer of any Purchased Mortgage Loan to the Repurchase Price of such Purchased Mortgage Loan. In furtherance thereof, the Sellers agree as follows:

(a)  The Buyer shall not incur any liability as a result of the sale or other disposition of the Purchased Mortgage Loans, or any part thereof, at any public or private sale or disposition. The Sellers hereby waive (to the extent permitted by law) any claims they may have against the Buyer arising by reason of the fact that the price at which the Purchased Mortgage Loans may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Repurchase Price and the unpaid Price Differential thereon, even if the Buyer accepts the first offer received and does not offer the Purchased Mortgage Loans to more than one offeree. Any sale of Purchased Mortgage Loans pursuant to the terms of an Investor Commitment, or any other disposition of Purchased Mortgage Loans arranged by the Sellers, whether before or after the occurrence of an Event of Default, shall be deemed to have been made in a commercially reasonable manner.

(b)  The Sellers specifically waive (to the extent permitted by law) any equity or right of redemption, all rights of redemption, stay or appraisal which the Sellers have or may have under any rule of law or statute now existing or hereafter adopted, and any right to require the Buyer to (i) proceed against any Person, (ii) proceed against or exhaust any of the Purchased Mortgage Loans or pursue its rights and remedies as against the Purchased Mortgage Loans in any particular order, or (iii) pursue any other remedy in its power. The Buyer shall not be required to take any steps necessary to preserve any rights of the Sellers against holders of mortgages prior in lien to the Lien of any Purchased Mortgage Loans or to preserve rights against prior parties.

(c)  The Buyer may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage included in the Purchased Mortgage Loans, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Buyer in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the highest Price Rate applicable under this Agreement, from the time of payment until repaid, shall become a part of the Obligations hereunder.

(d)  The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

Section 10.5 Order of Application of Payments and Recoveries. The Buyer may apply any payments or recoveries, including without limitation proceeds of enforcement of rights in the Purchased Mortgage Loans, received after an Event of Default to the Obligations in such order as the Buyer shall elect in its sole discretion.

Section 10.6 Right of Setoff. After occurrence of an Event of Default, the Buyer shall have an express contractual right to set off against all deposit accounts and all deposit account balances, cash and any other property of the Sellers now or hereafter maintained with, or in the possession of, the Buyer and the right to refuse to allow withdrawals from any such account or of any such property (collectively, “Setoff”). The Buyer may Setoff against the Obligations whether or not the Obligations are then due or have been accelerated. Buyer shall not be required to give advance notice of its exercise of the right of Setoff, but shall use best efforts to give notice thereof promptly following such exercise.

ARTICLE XI MISCELLANEOUS

Section 11.1 Waiver and Amendment. No failure on the part of the Buyer to exercise and no delay in exercising any power or right hereunder or under any other Related Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Buyer hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Sellers not required hereunder shall in any event entitle the Sellers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Buyer to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Sellers therefrom shall be effective unless the same shall be in writing and signed by the Buyer, and then such amendment, modifications, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

Section 11.2 Expenses and Indemnities. Whether or not any Advance is made hereunder, the Sellers jointly and severally agree to (a) reimburse the Buyer upon demand for all reasonable expenses paid or incurred by the Buyer (including filing and recording costs and fees and expenses of legal counsel, who may be employees of the Buyer) in connection with the preparation, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of the Related Documents (including without limitation those incurred in connection with any appeal of a lower court order or judgment); (b) pay, and save the Buyer harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Related Documents; and (c) indemnify, pay and hold harmless the Buyer and any of its officers, directors, employees or agents and any subsequent holder of the Buyer’s interests hereunder (collectively, the “Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (the “Indemnified Liabilities”) which may be imposed upon, incurred by or asserted against such Indemnified Party in any way relating to or arising out of this Agreement, or any other Related Document or any of the transactions contemplated hereby or thereby. The foregoing indemnity shall not apply to the extent the indemnified liabilities result from the gross negligence or willful misconduct of any Indemnified Party. The agreement of the Sellers contained in this Section 11.2 shall survive the expiration or termination of this Agreement and the payment in full of the other Obligations.

Section 11.3 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, electronic transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission or electronic transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

Section 11.4 Buyer Appointed Attorney-in-Fact. The Buyer is hereby appointed the attorney-in-fact of the Sellers, with full power of substitution, for the purpose of carrying out the provisions hereof and taking any action and executing any instruments which the Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Buyer shall have the right and power to give notices of its ownership of the Purchased Mortgage Loans to any Person, either in the name of the Sellers or in their own name, to endorse all notes evidencing Purchased Mortgage Loans, or to receive, endorse and collect all checks made payable to the order of the Sellers representing any payment on account of the principal of or interest on, or the proceeds of sale of, any of the Purchased Mortgage Loans and to give full discharge for the same.

Section 11.5 Successors. This Agreement shall be binding upon the Sellers and the Buyer and their respective successors and assigns, and shall inure to the benefit of the Sellers and the Buyer and the successors and assigns of the Buyer. The Sellers shall not assign their rights or duties hereunder without the written consent of the Buyer.

Section 11.6 Participations and Information. The Buyer may sell participation interests in any or all of the Purchase Commitment and the Open Transactions to any Person. The Buyer may furnish any information concerning the Sellers in the possession of the Buyer from time to time to participants and prospective participants and may furnish information in response to credit inquiries consistent with general banking practice.

Section 11.7 Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.8 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Sellers have one or more Subsidiaries.

Section 11.9 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 11.10 Entire Agreement. This Agreement the other Related Documents embody the entire agreement and understanding between the Sellers and the Buyer with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 11.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

Section 11.12 Warehouse Finance Facilities. In the event that the Sellers have entered into warehouse loan facilities or repurchase facilities (“Other Facilities”) with parties other than the Buyer, the Sellers authorize the Buyer, with the prior written consent of Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), to communicate with such other parties at the Buyer’s discretion regarding (a) which Mortgage Loans constitute Purchased Mortgage Loans hereunder or Mortgage Loans financed under the Other Facilities, (b) proceeds of Purchased Mortgage Loans and Mortgage Loans financed under the Other Facilities, and (c) such other matters as the Buyer may deem necessary in connection with administration of this Agreement. Such authorization shall be effective notwithstanding any confidentiality provision that would otherwise restrict such communication. The Sellers shall, at the request of the Buyer, provide to the Buyer information regarding the parties to the Other Facilities and the responsible officers of such parties.

Section 11.13 Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

Section 11.14 Consent to Jurisdiction. AT THE OPTION OF THE BUYER, THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE SELLERS CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE SELLERS COMMENCE ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BUYER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 11.15 Waiver of Jury Trial. THE SELLERS AND THE BUYER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

GUILD MORTGAGE COMPANY, LLC

By:	/s/ M. McGarry
M. McGarry
Title:	CEO

GUILD MORTGAGE COMPANY

By:	/s/ M. McGarry
M. McGarry
Title:	President & CEO

GUILD MORTGAGE COMPANY, LLC GUILD MORTGAGE COMPANY 5898 Copley Drive, 5th Floor San Diego, CA 92111
Attention: Terry Schmidt
Chief Financial Officer
Telephone: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]
Fax: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

State of Organization GMCLLC: Delaware

Organizational Number: None

State of Organization GMC: California

Organizational Number: C0400864

Signature page to Master Repurchase Agreement

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Timothy C Hayes
Timothy C Hayes
Title:	Vice President

800 Nicol1et Mall
BC-MN-H03B
Minneapolis, MN 55402-7020
Attn: Timothy C. Hayes
Telephone: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]
Telecopy: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Signature page to Master Repurchase Agreement

EXHIBITS AND SCHEDULES

Exhibit:	Contents

A	Calculation of Purchase Value, Aggregate Purchase Sublimits, Eligible and Ineligible Mortgage Loans [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
B	Approved Investors [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
C	Bailee Letter [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
D	Compliance Certificate [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
E	Document Release Request [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
F	Mortgage Loan Detail Report [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
G	Purchased Mortgage Documents [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
H	Transaction Confirmation [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
I	Secondary Market Report [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
J	Opinion of Counsel [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 7.6	Litigation and Contingent Liabilities (Section 7.6) [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 7.12	Subsidiaries/Partnerships/Joint Ventures (Section 7.12) [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 9.8	Investments (Section 9.8) [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 9.10	Liens (Section 9.10) [Omitted pursuant to Item 601(a)(5) of Regulation S-K]